                                  This filing is made pursuant to Rule 424(b)(5)
                                                with Registration No. 333-121251

PROSPECTUS SUPPLEMENT
(to Prospectus dated January 10, 2005)

                                10,000,000 SHARES

                                 [LOGO OMITTED]
                           VION PHARMACEUTICALS, INC.

                                  COMMON STOCK
                                 $3.25 PER SHARE

We are offering up to 10,000,000 shares of our common stock through the placement agents to one or more selected institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The placement agents are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the shares offered. The common stock will be purchased at the negotiated price of $3.25 per share.

Our common stock is listed on the Nasdaq SmallCap Market(SM) under the symbol
"VION." On January 25, 2005, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $3.69 per share.

        INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
               BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                                                            PER SHARE      TOTAL
                                                           ---------------------------

Price to the public                                           $3.25      $32,500,000
Placement agent and other fees                                $.2064     $2,063,750
Proceeds, before expenses, to Vion Pharmaceuticals, Inc.      $3.0436    $30,436,250

Pursuant to an escrow agreement between us, the placement agents and an escrow agent, the funds received in payment for the shares sold in this offering will be held in a non-interest bearing escrow account until jointly released by us and the placement agents on the date the shares are delivered to the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------

CIBC WORLD MARKETS                                       LEERINK SWANN & COMPANY

                 The date of this prospectus is January 25, 2005

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                               -------------------

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in any of these documents. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

                               -------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying base prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which provides the specific details regarding this offering. Generally, references to this "prospectus" refer to both documents, the base prospectus and prospectus supplement together. Additional information is incorporated by reference in this prospectus. See "Where You Can Find More
Information."

To the extent that information in the prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. When used in these documents, the words "estimate," "project," "believe," "anticipate,"
"intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $30,036,250. "Net proceeds" is what we expect to receive after deducting the placement agent and other fees and other expenses of the offering.

We intend to use the net proceeds from the sale of the common stock to fund preclinical and clinical development activities, including funding clinical trials of our anticancer agents CLORETAZINE(TM) (VNP40101M) and Triapine(R), payments to contract manufacturers for product production, and preclinical evaluation of KS119 and other anticancer compounds and technologies, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds.

                                      S-2

                                    DILUTION

Our net tangible book value as of September 30, 2004 was approximately
$40,353,541, or $0.73 per share of common stock. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on September 30, 2004 would have been $70,389,791 or $1.08 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

     o    An increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds."

     o    The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $0.35 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Public offering price per share................................................                          $3.25
Net tangible book value per share as of September 30, 2004.....................          $0.73
Increase in net tangible book value per share attributable to the offering.....          $0.35
Pro forma net tangible book value per share as of September 30, 2004 after giving                        $1.08
     effect to the offering....................................................                          -----
Dilution per share to new investors in the offering............................                          $2.17
                                                                                                         =====

This table is based on the number of outstanding shares as of September 30, 2004 and does not include the following:

     o    4,616,078 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2004 at a weighted average exercise price of $4.67 per share; and

     o    9,825,670 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2004, with 1,192,349 of these warrants exercisable at a price of $2.20, 4,761,858 of these warrants exercisable at a price of $2.50, 3,663,463 of these warrants exercisable at a price of $3.25 and 208,000 of these warrants exercisable at a price of $6.00.

                                      S-3

                              PLAN OF DISTRIBUTION

We have entered into a placement agency agreement with the placement agents named below. CIBC World Markets Corp. and Leerink Swann & Company have agreed to act as placement agents for the sale of the 10,000,000 shares of our common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use reasonable efforts to arrange for the sale of all
10,000,000 of the shares.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.

The placement agents propose to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying base prospectus through direct purchase agreements between the purchasers and us. Assuming the sale of 10,000,000 shares, we will pay the placement agents a total commission of $1,478,750 in connection with the sales of shares of common stock. In addition, we will pay another broker dealer an aggregate of $585,000 relating to services rendered by the broker dealer in prior securities offerings by us.

The following table shows the per share and total commissions we will pay to the placement agents and the total of the other fees that we will pay to another broker dealer in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying base prospectus, assuming the purchase of all of the shares offered hereby.

        Per share placement agent commissions and other fees.............$.2064
        Maximum Offering Total.......................................$2,063,750

We have previously paid an aggregate of $75,000 to CIBC World Markets Corp. for other investment banking services.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions and other fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser's obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.

It is expected that the sale of up to 10,000,000 shares will be completed on
January 28, 2005. We estimate the total expenses of this offering which will be payable by us, excluding the commissions and other fees, will be approximately
$400,000.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agents may be required to make in respect thereof.

The placement agency agreement with CIBC World Markets Corp. and Leerink Swann &
Company is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

In order to facilitate the offering of the common stock, the placement agents may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The

                                      S-4

placement agents are not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agents make any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on The Nasdaq SmallCap Market or otherwise.

We and our officers and directors have agreed to a 90-day "lock up" with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period we issue an earnings release or material news or a material event relating to the company occurs; or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period;
the restrictions imposed shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the company is compliant under Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

The transfer agent for our common stock is American Stock Transfer and Trust
Company.

Our common stock is traded on The Nasdaq SmallCap Market under the symbol
"VION."

                                  LEGAL MATTERS

Fulbright & Jaworski L.L.P., New York, New York, will pass upon the validity of the securities offered hereby and some other legal matters on behalf of Vion.
The placement agents have been represented by Skadden, Arps, Slate, Meagher &
Flom LLP, New York, New York.

                                     EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.
Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This

                                      S-5

means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.
This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

     o    Our annual report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 to our annual report on Form 10-K/A, filed on May 5, 2004 and Amendment No. 2 to our annual report on Form
          10-K/A, filed on May 25, 2004;

     o    Our quarterly reports on Form 10-Q for the quarters ended March 31,
          2004, June 30, 2004 and September 30, 2004;

     o    Our proxy statement filed on May 20, 2004;

     o    Our current reports on Form 8-K filed on January 15, 2004, January 20,
          2004, February 6, 2004, February 11, 2004, March 5, 2004, March 8,
          2004, March 11, 2004 and March 15, 2004 (including Amendment No. 1 thereto on Form 8-K/A filed on March 18, 2004), March 29, 2004, May
          13, 2004, June 1, 2004, June 7, 2004, August 10, 2004, August 16,
          2004, September 24, 2004, October 15, 2004, October 15, 2004
          (including Amendment No. 1 thereto on Form 8-K/A filed on October 27,
          2004 and Amendment No. 2 thereto on Form 8-K/A filed on November 9,
          2004), November 8, 2004, December 14, 2004, January 6, 2005, January
          10, 2005 and January 21, 2005;

     o    The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998, as amended on August 16, 2004; and

     o    Our registration statement on Form 8-A, filed on October 26, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed on August 16,
          2004.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511,
Attention: Investor Relations, Telephone: (203) 498-4210.

                                      S-6

                                   10,000,000

                                     SHARES

                                 [LOGO OMITTED]
                           VION PHARMACEUTICALS, INC.

                                  COMMON STOCK

                               -------------------

                              Prospectus Supplement

                               -------------------

                                January 25, 2005

CIBC WORLD MARKETS                                       LEERINK SWANN & COMPANY

--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.